Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceuticals, Inc. and Subsidiaries on Form S1 (No. 333-250031) of our report dated February 15, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 15, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
February 15, 2023